Certain confidential information contained in this document, marked by “[***]”, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) is the type of information that the Company treats as private or confidential.

Exhibit 10.5
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into as of May 6, 2026, by and between ANTHONY HSIEH (“Executive”) and LOANDEPOT, INC., a Delaware corporation (the “Company”).
WHEREAS, Executive is currently a party to that certain Letter Agreement with the Company, dated March 6, 2025, pursuant to which Executive serves as Chief Executive Officer and President of the Company (the “Letter Agreement”); and
WHEREAS, the Company wishes to continue to employ, and Executive wishes to accept continued employment with the Company pursuant to the terms and conditions set forth in this Agreement, effective as of March 1, 2026 (the “Effective Date”).
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
ARTICLE I
DEFINITIONS
For purposes of the Agreement, the following terms are defined as follows:
1.1    “Board” means the Board of Directors of the Company.
1.2    “Cause” means Executive’s: (i) material failure to comply with, material breach of or material continued refusal to comply with, in each case, terms of this Agreement, of any written agreement or covenant that Executive is a party to with the Company or any affiliate (including, without limitation, any employment, consulting, confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement or covenant); (ii) material violation of any lawful policies, standards or regulations of the Company or any affiliate which have been furnished to Executive (directly or through the Company’s intranet or other distribution systems), including policies related to discrimination, harassment, performance of illegal or unethical activities, related party transactions, conflicts of interest, and ethical misconduct; (iii) indictment for, conviction of or plea of no contest to a felony under the laws of the United States or any state (other than traffic-related offenses); (iv) fraud, embezzlement, material dishonesty, breach of fiduciary duty against the Company or its affiliates, or material misappropriation of property belonging to the Company or its affiliates; (v) willful and repeated failure to perform Executive’s duties as specifically directed in any reasonable and lawful directive of the Board; or (vi) willful misconduct or gross negligence in connection with the performance of Executive’s duties; provided that in each case of (i), (v), and (vi), to the extent such event is capable of cure, “Cause” as a result of such event shall not exist unless (x) the Board provides written notice thereof to Executive and (y) to the extent correctable, Executive fails to remedy such circumstance or event within 30 days following Executive’s receipt of such written notice. For purposes of the foregoing definition of Cause, no act or failure to act on Executive’s part shall be considered

“willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.
1.3    “Change in Control” shall have the meaning ascribed to that term in the Second Amendment to the loanDepot 2021 Omnibus Incentive Plan (the “Plan”).
1.4    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.5    “Code” means the Internal Revenue Code of 1986, as amended.
1.6    “Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.
1.7    “Covered Termination” means (i) an Involuntary Termination Without Cause or (ii) a voluntary termination for Good Reason. For the avoidance of doubt, the termination of Executive’s employment as a result of Executive’s death or Disability will not be deemed to be a Covered Termination.
1.8    “Disability” shall mean a termination of Executive’s employment due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurers.
1.9    “Good Reason” means any of the following taken without Executive’s written consent: (i) failure or refusal by the Company to comply in any material respect with the material terms of this Agreement, (ii) a material diminution in Executive’s duties, title, authority or responsibilities in effect or contemplated to be in effect as of the date hereof, (iii) any change in reporting structure resulting in Executive no longer reporting directly and exclusively to the Board, (iv) failure of the Board to renominate Executive for reelection to the Board upon the expiration of his previous term or failure of the Executive to be reelected to the Board after nomination, (v) a material reduction in Executive’s Base Salary or Target Bonus (unless such reduction is less than 10% and the annual base salary or target bonus of all other executive officers is similarly reduced, as applicable), or (vi) the Company requiring Executive to be located more than 35 miles from the Company’s current offices in Plantation, Florida. Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (x) Executive provides written notice thereof to the Company within 30 days after the first occurrence of such event, (y) to the extent correctable, the Company fails to remedy such circumstance or event within 30 days following the Company’s receipt of such written notice and (z) the effective date of Executive’s resignation for “Good Reason” is not later than 90 days after the initial existence of the circumstances constituting Good Reason.

1.10    “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause or by reason of Executive’s death or Disability.
1.11    “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.
1.12    “Separation from Service” means Executive’s termination of employment that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
1.13    “Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated April 21, 2022, among the Company and the other parties thereto.
1.14    “Termination Date” means the date of Executive’s termination of employment under this Agreement.
ARTICLE II
EMPLOYMENT BY THE COMPANY
2.1    Position and Duties. Subject to terms set forth herein, Executive shall serve in an executive capacity and shall perform such duties, and shall have such authorities, as are customarily associated with the position of Chief Executive Officer and President and such other duties and authorities (in each case, commensurate with such position) as are assigned to Executive by the Board. During the Term, Executive shall also serve as a member of the Board, subject to and in accordance with the Company’s Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), Amended and Restated Bylaws and the Stockholders Agreement. For the avoidance of doubt, Executive acknowledges and agrees that Executive shall not be entitled to any additional compensation in connection with Executive’s services as a member of the Board. During the Term (as defined below) and subject to the additional details set forth below in Section 6.1, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and absences due to reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.
2.2    Term. The term of this Agreement shall commence on the Effective Date and will continue until terminated in accordance with Article IV. The period from the Effective Date until the termination of Executive’s employment under this Agreement is referred to as the “Term.”
2.3    Employment at Will. The Company shall have the right to terminate Executive’s employment with the Company at any time, with or without cause, and, in the case of a termination by the Company, with or without prior notice. In addition to Executive’s right to resign for Good Reason, Executive shall have the right to resign at any time and for any reason or no reason at all, upon 30 days’ advance written notice to the Company; provided, however, that if Executive has provided a resignation notice to the Company, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Executive’s termination of employment nor be construed or interpreted as a termination of Executive’s employment by the Company) and any requirement to continue salary or benefits shall cease as of such earlier date. Upon certain terminations of Executive’s employment with the Company, Executive may become eligible to receive the severance benefits provided in Article IV of this Agreement.
2.4    Tax Characterization. Notwithstanding anything herein to the contrary, references to Executive’s employment refer to Executive’s engagement as a service partner of loanDepot.com LLC (the “Partnership”). This Agreement does not in any way alter Executive’s status for U.S. federal income tax purposes. The parties hereto agree that for all income tax purposes, Executive shall not be treated as an “employee,” but instead any amounts required to be included in income by Executive, including amounts paid pursuant to Article IV of this Agreement, shall be characterized as a “guaranteed payment” under Section 707(c) of the Code by the Partnership to Executive.
2.5    Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and the Company or any of its affiliates prior to the termination of Executive’s employment with the Company or any of its affiliates, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (a) as an officer of the Company and each of its affiliates; (b) as Executive Chairman of the Board (but not as Chairman to the extent he has a right to serve as Chairman under the Stockholders Agreement); (c) from the Board, unless he has a right to be on the Board pursuant to the Stockholders Agreement; and (d) from the board of directors or board of managers (or similar governing body) of any affiliate of the Company and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any of its affiliates holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such designee or other representative of the Company or any of its affiliates. Executive agrees to take any further actions that the Company or any of its affiliates reasonably requests to effectuate or document the foregoing. For the avoidance of doubt, this section will not be deemed to apply with respect to any position the Executive may hold at The JLSSAA Trust, established September 4, 2014, JLSA, LLC, Trilogy Mortgage Holdings, Inc., Trilogy Management Investors Six, LLC, Trilogy Management Investors Seven, LLC and Trilogy Management Investors Eight, LLC (collectively, together with their permitted transferees, the “Hsieh Stockholders”).
2.6    Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company and its affiliates, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
2.7    Indemnification. The Indemnification Agreement by and between Executive and the Company dated as of February 16, 2021 (the “Indemnification Agreement”) remains in full force and effect.
ARTICLE III
COMPENSATION
3.1    Base Salary. As of the Effective Date, Executive shall receive for services to be rendered hereunder an annualized base salary of $1,000,000 for each of 2026 and 2027, payable monthly in arrears by the 10th day of each calendar month, subject to increase in the sole discretion of the Board or a committee of the Board. Commencing with 2028, the Board or the Compensation Committee of the Board (or any successor committee, the “Compensation Committee”) shall review the rate of Base Salary for potential increase at least annually during the Term. Executive’s annualized base salary as in effect from time to time is referred to as the “Base Salary.”
3.2    Bonus Opportunities.
(a)    Annual Bonus. For each calendar year during the Term, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) on such terms and conditions determined by the Board or the Compensation Committee, and pursuant to the bonus plan in effect as of the date hereof (which is subject to review or adjustment by the Board or the Compensation Committee). For calendar year 2026, Executive’s target bonus shall be 225% of Base Salary, and commencing in calendar year 2027, Executive’s target bonus shall be 250% of Base Salary (the applicable target bonus, the “Target Bonus”). For the avoidance of doubt, Executive’s Target Bonus for calendar year 2026 shall not be pro-rated. The actual amount of any Annual Bonus (if any) will be determined in the discretion of the Board or the Compensation Committee based on (i) achievement of bonus objectives and/or conditions determined by the Board or the Compensation Committee for that applicable year and communicated to Executive and (ii) subject to Executive’s continued employment with the Company through the date the Annual Bonus is paid (except as otherwise provided in Section 4.1). The Annual Bonus for any calendar year will be paid during the year following the year to which the Annual Bonus relates at the same time as annual bonuses for other Company executives are paid generally, which in no event will be later than 30 days following the completion of the Company’s audited financial statements for the year to which the Annual Bonus relates and no later than March 15 of the year following the year to which the Annual Bonus relates.
3.3    Standard Company Benefits. During the Term, Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, subject to the eligibility provisions of such benefits, which Executive acknowledges may not permit Executive’s participation on account of his status as a partner as described in Section 2.3 of this Agreement. For the avoidance of doubt, to the extent that the foregoing applies to any Company sponsored health and welfare benefits, Executive shall pay the full cost of premiums for such benefits during the Term while Executive is not treated as an “employee” as described in Section 2.3 of this Agreement, subject to any right of reimbursement or payment by the Company or its affiliates under the Ninth Amended and Restated Limited Liability Company Agreement of loanDepot.com, LLC, as amended. Notwithstanding the foregoing, this Section 3.3 shall not create or be deemed to create any obligation on the part of the Company to adopt or maintain any benefits or compensation practices at any time.
3.4    Equity Awards. Executive will be eligible to receive equity incentive grants based on the terms and conditions of the Plan. The Executive shall be eligible to receive the following equity awards:
(a)    2026 Restricted Stock Units. Subject to Executive’s employment with the Company as of the date of grant, on the Company’s next regularly scheduled quarterly grant date after the date this Agreement is signed by the parties, the Company shall grant Executive 1,000,000 restricted stock units covering an equal number of shares of Common Stock (the “2026 RSU Award”). The 2026 RSU Award shall vest ratably over three years, subject to Executive’s continued services under this Agreement as Chief Executive Officer through each such vesting date (except as set forth in this Agreement). The 2026 RSU Award shall be subject to the terms and conditions of the Plan (except as set forth in this Agreement) and a restricted stock unit award agreement in the form attached hereto as Exhibit A.
(b)    2026 Performance Stock Units. Subject to Executive’s employment with the Company as of the date of grant, on the Company’s next regularly scheduled quarterly grant date after the date this Agreement is signed by the parties, the Company shall grant Executive (i) 1,000,000 performance stock units covering an equal number of shares of Common Stock, which will vest in equal increments upon achievement of stock price hurdles of $3, $5, and $7 based on the closing price of Common Stock over any 30-day trading day period during the three-year performance period commencing on the grant date and (ii) 1,000,000 performance stock units covering an equal number of shares of Common Stock, which will vest upon achievement of a stock price hurdle of $8 based on the closing price of Common Stock over any 30-day trading day period during the three-year performance period commencing on the grant date, in each case, subject to Executive’s continued services under this Agreement as Chief Executive Officer during such performance period (except as set forth in this Agreement) (collectively, the “2026 PSU Awards”), provided, however, that any portion of the 2026 PSU Awards that is earned in 2026 shall vest on December 31, 2027. Executive acknowledges and agrees that the 2026 PSU Awards shall be granted in lieu of the additional grant of 1,500,000 performance stock units as set forth in the Letter Agreement. The 2026 PSU Awards shall be subject to the terms and conditions of the Plan (except as set forth in this Agreement) and performance stock unit award agreements in the form attached hereto as Exhibit B.

(c)    2027 Restricted Stock Units. Subject to Executive’s employment with the Company as of the date of grant, as part of the Company’s annual equity grant process for 2027, the Company shall grant Executive 1,000,000 restricted stock units covering an equal number of shares of Common Stock (the “2027 RSU Award”). The 2027 RSU Award shall vest ratably over three years, subject to Executive’s continued services under this Agreement as Chief Executive Officer through each such vesting date (except as set forth in this Agreement). The 2027 RSU Award shall be subject to the terms and conditions of the Plan (except as set forth in this Agreement) and a restricted stock unit award agreement in substantially the form attached hereto as Exhibit A. The date of grant for the 2027 RSU Award shall be selected and approved by the Compensation Committee consistent with the annual grants in 2027 to the Company’s other executive officers.
(d)    2027 Performance Stock Units. Subject to Executive’s employment with the Company as of the date of grant, as part of the Company’s annual equity grant process for 2027, the Company shall grant Executive 1,000,000 performance stock units covering an equal number of shares of Common Stock, which will vest upon achievement of stock price hurdles, to be determined by the Compensation Committee in good faith in accordance with Exhibit C and consistent with the Company’s past practices, based on the closing price of Common Stock over any 30-day trading day period during the three-year performance period commencing on the grant date subject to Executive’s continued services under this Agreement as Chief Executive Officer during such performance period (except as set forth in this Agreement) (the “2027 PSU Award”), provided, however, that any portion of the 2027 PSU Awards that is earned in 2027 shall vest on December 31, 2028. The 2027 PSU Award shall be subject to the terms and conditions of the Plan (except as set forth in this Agreement) and performance stock unit award agreements in substantially the form attached hereto as Exhibit B (with the stock price hurdles determined in accordance with Exhibit C). The date of grant for the 2027 PSU Award shall be selected and approved by the Compensation Committee consistent with the annual grants in 2027 to the Company’s other executive officers.
3.5    Expense Reimbursement. The Company will pay or reimburse Executive for all reasonable business and travel expenses incurred or paid by Executive in the provision of services hereunder, subject to such reasonable substantiation and documentation as may be specified by the Company in accordance with its expense reimbursement policy in effect from time to time, including the Company’s requirements with respect to reporting and documentation of such expenses. Without limiting the foregoing, the Company will reimburse Executive during the Term for all reasonable, documented, out-of-pocket costs incurred by Executive in respect of (i) all strictly business-related uses of any aircraft or watercraft owned or leased by Executive, (ii) for travel by guests of Executive on business-related uses of any aircraft or watercraft owned or leased by Executive, and (iii) travel via any aircraft or watercraft owned or leased by Executive between any of Executive’s personal residences and the Company’s headquarters, collectively, in an amount not to exceed $400,000 per calendar year (the “Expense Reimbursement Allowance”). Any unused portion of the Expense Reimbursement Allowance as of the end of the applicable calendar year will be forfeited. For the avoidance of doubt, the Expense Reimbursement Allowance excludes travel on scheduled commercial flights on major airlines between any of Executive’s personal U.S. residences and the Company’s headquarters or other business-related destinations. Executive acknowledges and agrees that the benefits and perquisites provided to Executive, including under Section 3.5(ii), may be taxable to Executive and reported as guaranteed payments in accordance with Section 2.4. Within 30 days following the date this Agreement is signed by the Parties and subject to Executive’ providing appropriate substantiation, the Company will reimburse Executive for legal fees in connection with the review and negotiation of this Agreement, up to $40,000.
ARTICLE IV
SEVERANCE BENEFITS
4.1    Severance Benefits. Upon termination of Executive’s employment for any reason, Executive shall receive any accrued but unpaid Base Salary and other accrued and unpaid compensation, including any accrued but unpaid vacation, unreimbursed business expenses, and, except in the case of a termination for Cause, Executive’s earned Annual Bonus for the prior year, if any, and if not already paid (the “Accrued Obligations”). If the termination is due to a Covered Termination, or for Executive’s death or Disability, provided that Executive (or Executive’s representative, as applicable) (A) delivers to the Company an executed general release of claims substantially in a form attached hereto as Exhibit D (a “Release of Claims”) within 45 days following the Covered Termination (and Executive does not exercise his or her revocation right provided for in the Release of Claims) and (B) continues to materially comply with Articles V through VII of this Agreement, Executive shall be entitled to receive the severance benefits described in Sections 4.1(a), (b) or (c), as applicable.
(a)    Covered Termination Not Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination which occurs at any time other than during the period beginning 3 months prior to a Change in Control and ending 24 months after a Change in Control (the “CIC Protection Period”), Executive shall receive the Accrued Obligations, and the following shall occur:
(i)    The Company shall pay Executive an amount equal to two times Executive’s Base Salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) at the time of termination of Executive’s employment, payable in a lump sum payment, less applicable withholdings, on the next regular payment date that is at least three business days following the date on which the Release of Claims becomes effective and, in any event, no later than the 60th day following the Termination Date; provided, however, if such 60-day period falls in two different calendar years, payment will be made in the later calendar year (on the next regular payment date that is at least three business days after the later of the date on which the Release of Claims becomes effective and January 1 of that later calendar year).
(ii)    Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, Executive shall receive a pro-rata portion of Executive’s

Annual Bonus for the fiscal year in which Executive’s termination occurs based on actual achievement of the applicable bonus objectives and/or conditions determined by the Board or a committee of the Board for such year (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days), payable, less applicable withholdings, at the same time bonuses for such year are paid to other senior executives of the Company, but in no event later than March 15 of the year following the year of Executive’s termination of employment.
(iii)    If the Covered Termination constitutes a COBRA qualifying event under the Company’s group health plan, subject to Executive’s timely election of continuation coverage under COBRA, the Company shall directly pay, or reimburse Executive for the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the second anniversary of the Termination Date and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if Executive ceases to be eligible for COBRA (other than as a result of becoming eligible under another employer’s plan(s)), the Company shall pay to Executive within 30 days following the date Executive ceases to be so eligible a lump sum amount equal to (x) 24 less the number of months of COBRA that have previously been provided for as of such date, multiplied by (y) the amount of the COBRA premiums paid by the Company in the final month of COBRA eligibility. Notwithstanding the foregoing, if the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.
(iv)    Notwithstanding anything set forth in an award agreement or equity incentive plan to the contrary, Executive’s unvested equity awards granted on or after the Effective Date shall be immediately forfeited; provided, however, that any performance-based award held by Executive, including the 2026 PSU Awards and the 2027 PSU Awards, shall accelerate based on actual performance measured through the date that is 30 days following the Termination Date.
(v)    Executive’s vested but unexercised options will remain exercisable until the earlier of (A) one year following the Termination Date; or (B) the expiration date of the option.
(b)    Covered Termination Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination that occurs during the CIC Protection Period, Executive shall receive the Accrued Obligations, and the following shall occur:

(i)    The Company shall pay Executive an amount equal to three times the sum of (i) Executive’s Base Salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) at the time of termination of Executive’s employment and (ii) Executive’s Target Bonus in effect for the year in which termination of Executive’s employment occurs, payable in a lump sum payment, less applicable withholdings, on the next regular payment date that is at least 3 business days following the date on which the Release of Claims becomes effective and, in any event, no later than the 60th day following the Termination Date; provided, however, if such 60-day period falls in two different calendar years, payment will be made in the later calendar year (on the next regular payment date that is at least 3 business days after the later of the date on which the Release of Claims becomes effective and January 1 of that later calendar year). To the extent Executive’s Covered Termination occurs during the CIC Protection Period and prior to a Change in Control, and Executive’s severance payment pursuant to Section 4.1(a)(i) is paid prior to the Change in Control, an amount equal to the severance payable pursuant to this Section 4.1(b)(i), less the amount previously paid pursuant to Section 4.1(a)(i), will be paid in a lump sum payment, less applicable withholdings, as soon as administratively practicable, but not later than 15 business days, following the occurrence of the Change in Control.
(ii)    Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, Executive shall receive a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which termination of Executive’s employment occurs based on actual achievement of the applicable bonus objectives and/or conditions determined by the Board or a committee of the Board for such year (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days), payable, less applicable withholdings, at the same time bonuses for such year are paid to other senior executives of the Company, but in no event later than March 15 of the year following the year of Executive’s termination of employment.
(iii)    If the Covered Termination constitutes a COBRA qualifying event under the Company’s group health plan, subject to Executive’s timely election of continuation coverage under COBRA, the Company shall directly pay, or reimburse Executive for the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the second anniversary of the Termination Date and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if Executive ceases to be eligible for COBRA (other than as a result of becoming eligible under another employer’s plan(s)), the Company shall pay to Executive within 30 days following the date Executive ceases to be so eligible a lump sum amount equal to (x) 24 less the number of months of COBRA that have previously been provided for as of such date, multiplied by (y) the amount of the COBRA premiums paid by the Company in the final month of COBRA eligibility. Notwithstanding the foregoing, if the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.
(iv)    Notwithstanding anything set forth in an award agreement or equity incentive plan to the contrary, Executive’s unvested equity awards shall be immediately fully vested, with any performance goals determined based on the greater of target or actual performance through the Termination Date.
(c)    Termination in Relation to Executive’s Death or Disability. If Executive’s employment terminates due to Executive’s death or Disability, Executive (or Executive’s representative, as applicable) shall receive the Accrued Obligations, and the following shall occur:
(i)    Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, Executive (or Executive’s representative) shall receive a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs based on actual achievement of the applicable bonus objectives and/or conditions determined by the Board or a committee of the Board for such year (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days), payable, less applicable withholdings, at the same time bonuses for such year are paid to other senior executives of the Company, but in no event later than March 15 of the year following the year of Executive’s termination of employment.
(ii)    Notwithstanding anything set forth in an award agreement or equity incentive plan to the contrary, Executive’s unvested equity awards shall be immediately fully vested, with any performance goals determined based on the greater of target or actual performance through the Termination Date.
(iii)    Executive’s vested but unexercised options will remain exercisable until the earlier of (A) one year following Termination Date; or (B) the expiration date of the option.
(d)    Termination for Cause or by Executive without Good Reason. If Executive’s employment terminates by the Company’s termination for Cause or by Executive’s resignation without Good Reason, Executive shall receive the Accrued Obligations, and the following shall occur:

(i)    Executive’s unvested equity awards shall be immediately forfeited, except in the case of a resignation by Executive, in which case unvested equity awards granted prior to the Effective Date (excluding, for the avoidance of doubt, the 2026 RSU Award, 2027 RSU Award, 2026 PSU Award and 2027 PSU Award) shall be eligible to continue vesting in accordance with their terms.
(ii)    Executive’s vested but unexercised options will remain exercisable until the earlier of (A) 90 days following the Termination Date; or (B) the expiration date of the option, except in the case of a termination for Cause (in which case all such options shall be immediately forfeited).
4.2    280G Provisions. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Unless Executive elects a different order of reduction, any such election to be consistent with the requirements of Section 409A of the Code, to the extent that a reduction in payments or benefits is required pursuant to this Section 4.2, the Company shall reduce or eliminate amounts which are payable first from any cash severance, then from any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of such determination. Nothing in this Section 4.2 shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.
4.3    Section 409A. Notwithstanding any provision to the contrary in this Agreement:
(a)    All provisions of this Agreement are intended to comply with Section 409A or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary Separation from Service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
(b)    If Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six- month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.3(b) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
(c)    Any reimbursements payable to Executive pursuant to the Agreement shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A (i) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(d)    For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
4.4    Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the Termination Date or otherwise.

4.5    Equity Coordination. For the avoidance of doubt, all equity awards, including stock options, restricted stock units and other equity-based compensation granted by the Company to Executive under the Company’s equity-based compensation plans shall be subject to the terms of such plans and Executive’s equity award agreements with respect thereto, subject to the provisions of Sections 3.4 and 4.1 above.
ARTICLE V
PROPRIETARY INFORMATION AND CONFIDENTIALITY OBLIGATIONS
5.1    Proprietary Information. All Company Innovations shall be the sole and exclusive property of the Company (or one of its designated affiliates) without further compensation and are “works made for hire” as that term is defined under the United States copyright laws. Executive shall promptly notify the Company of any Company Innovations that Executive solely or jointly Creates. “Company Innovations” means all Innovations, and any associated intellectual property rights, which Executive may solely or jointly Create, in the course of Executive’s employment with the Company, which (i) relate, at the time Created, to the business of the Company or its affiliates or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of the Company’s time or with the use of any of the equipment, supplies, facilities or trade secret information of the Company or any of its affiliates, or (iii) resulted from any work Executive performed for the Company or its affiliates. Executive is notified that Company Innovations does not include any Innovation which qualifies fully under the provisions of California Labor Code Section 2870. “Create” means to create, conceive, reduce to practice, derive, develop or make. “Innovations” means processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and other subject matter protectable under patent, copyright, moral rights, mask work, trademark, trade secret or other laws regarding proprietary rights, including new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software and designs. Executive hereby assigns (and will assign) to the Company (or one of its designated affiliates) all Company Innovations. Executive shall perform (at the Company’s expense), during and after Executive’s employment, all acts reasonably deemed necessary or desirable by the Company to assist the Company in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations, provided that Executive will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by Executive in connection with fulfilling such obligations. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of patent, copyright, mask work or other applications, (ii) in the enforcement of any applicable Proprietary Rights, and (iii) in other legal proceedings related to the Company’s Innovations. “Proprietary Rights” means patents, copyrights, mask work, moral rights, trade secrets and other proprietary rights. No provision in this Agreement is intended to require Executive to assign or offer to assign any of Executive’s rights in any invention for which no trade secret information of the Company or any of its affiliates were used, and which was developed on Executive’s own time, unless the invention relates to actual or demonstrably anticipated research or development of the Company or any its affiliates, or the invention results from any work performed by Executive for the Company or any of its affiliates.
5.2    Confidentiality. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company and its affiliates hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive’s receipt and access to such Confidential Information, and as a condition of Executive’s employment, Executive shall comply with this Section 5.2.
(a)    Both during the Term and thereafter, except as expressly permitted by this Agreement, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company or its affiliates. Executive shall follow all policies and protocols of the Company and its affiliates regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except in the course of good faith performance of Executive’s duties on behalf of the Company or any of its affiliates, Executive shall not remove from facilities of the Company or any of its affiliates any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Executive or obtained by the Company or any of its affiliates. The covenants of this Section 5.2(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by the Company or any of its affiliates.
(b)    Notwithstanding any provision of Section 5.2(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:
(i)    disclosures that Executive reasonably believes are required, or in the best interests of the Company, in Executive’s good faith performance of his or her duties;
(ii)    disclosures and uses that are approved in writing by the Board; or
(iii)    disclosures to a person or entity that has (x) been retained by the Company or any of its affiliates to provide services to the Company and/or its affiliates and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)    Upon the end of the Term, and at any other time upon request of the Company, Executive shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company property (including any Company-issued computer, mobile device or other equipment)

in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company or any of its affiliates; provided that Executive shall be solely entitled to retain copies of his or her compensation and benefits arrangements with the Company. Executive acknowledges and agrees that failure to surrender or return such material would cause irreparable harm to the Company. Within 10 days of any such request and upon the end of the Term, Executive shall certify to the Company in writing that, to Executive’s knowledge, all such documents, materials and property (other than those described in the proviso of the immediately preceding sentence) have been returned to the Company or otherwise destroyed.
(d)    “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is employed or engaged by the Company or any of its affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of the Company, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to the Company or any of its affiliates’ businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which the Company or any of its affiliates owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of the Company, its affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or its other applicable affiliates and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (B) was available to Executive on a non-confidential basis before its disclosure by the Company or any of its affiliates; (C) becomes available to Executive on a non-confidential basis from a source other than the Company or any of its affiliates; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, the Company or any of its affiliates; or (D) is required to be disclosed by applicable law.
(e)    Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.
5.3    Nondisparagement. Subject to Section 5.2(e) above, Executive agrees that from and after the Effective Date, Executive will not, directly or indirectly, make, publish, or communicate any disparaging or defamatory comments regarding the Company, any of its affiliates or any of their current or former directors, officers, or executives. The Company agrees that, from and after the Effective Date, the Company will counsel its senior executive officers and directors to not, directly or indirectly, and the Company will not, in corporate communications to third parties, directly or indirectly, make, publish, or communicate publicly any disparaging or defamatory comments regarding Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s senior executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company or any of its affiliates. Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
5.4    Remedies. Executive’s and the Company’s duties under this Article V shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Because of the difficulty of measuring economic losses to the Company and its affiliates as a result of a breach or threatened breach of the covenants set forth in this Article V,

Section 6.2 and Article VII, and because of the immediate and irreparable damage that would be caused to the Company and its affiliates for which they would have no other adequate remedy, Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of Article V, as well as Executive’s obligations pursuant to Section 6.2 and Article VII below, would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any of its affiliates’ exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each of its affiliates at law and equity.
5.5    Modification. The covenants in this Article V, Section 6.2 and Article VII, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). If it is determined by an arbitrator or a court of competent jurisdiction in any state that any restriction in this Article V, Section 6.2 and Article VII is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the arbitrator or the court to render it enforceable to the maximum extent permitted by the law of that state.
ARTICLE VI
OUTSIDE ACTIVITIES
6.1    Other Activities.
(a)    Except as otherwise provided in Section 6.1(b) or the Certificate of Incorporation, Executive shall not, during the Term, undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor (not more than more than 2% of the voting stock of such corporation), unless Executive obtains the prior written consent of the Board or one of its committees, and then subject to any terms or conditions specified by the Board or one of its committees. For the avoidance of doubt, this section will not prohibit Executive from continuing his activities with respect to the Hsieh Stockholders as in effect on the Effective Date.
(b)    Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. In addition, Executive shall be allowed to continue to be engaged in, or provide services to, the business and activities in which Executive is engaged in as of the Effective Date in a substantially similar manner and scope as exists as of the Effective Date, so long as such activities do not interfere with the performance of Executive’s duties under this Agreement or otherwise result in the breach of any terms of this Agreement, in each case as determined in the sole judgment of the Board or one of its committees.

6.2     Competition/Investments. During the Term, Executive shall not (except on behalf of the Company) directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, or be employed by any other person, corporation, firm, partnership or other entity whatsoever which are known by Executive to compete directly with the Company or any of its affiliates, throughout the world, in any line of business engaged in (or actively planned to be engaged in, to Executive’s knowledge) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation do not, in the aggregate, constitute more than 2% of the voting stock of such corporation. For the avoidance of doubt, this Section 6.2 will not be deemed to apply to the Executive’s activities with respect to the Hsieh Stockholders, provided such activities are substantially similar in manner and scope as exists as of the Effective Date, and so long as such activities do not interfere with the performance of Executive’s duties under this Agreement or otherwise result in the breach of any terms of this Agreement, in each case as determined in the sole judgment of the Board or one of its committees.
6.3    Defense of Claims; Cooperation. During the Term and thereafter, upon reasonable request from the Company, Executive shall use commercially reasonable efforts to cooperate with the Company and its affiliates in the defense of any claims or actions made by or against the Company or any of its affiliates that relate to Executive’s actual or prior areas of responsibility or knowledge. Executive shall further use commercially reasonable efforts to provide reasonable and timely cooperation in connection with any actual or threatened claim, action, inquiry, review, investigation, process, or other matter by or before any court, arbitrator, regulatory, or governmental entity, and by or on behalf of the Company or any of its affiliates, that relates to Executive’s actual or prior areas of responsibility or knowledge. Executive will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by Executive in connection with fulfilling Executive’s obligations under this Section 6.3. In no event shall Executive be required to act or cooperate in any matter that Executive reasonably believes is against Executive’s own interests.
ARTICLE VII
NONINTERFERENCE
Executive shall not, during the Term and, solely with respect to clause (ii) below, for 24 months thereafter, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit, induce, or attempt to solicit any (i) customers or clients to terminate their relationship with the Company or its affiliates or to cease purchasing services or products from the Company or any of its affiliates or (ii) officers or employees of the Company or any of its affiliates or offer employment to any person who is an officer or employee of the Company or any of its affiliates; provided, however, that a general advertisement to which an employee of the Company or its affiliates responds shall in no event be deemed to result in a breach of this Article VII. If it is determined by a court of competent jurisdiction in any state that any restriction in this Article VII is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
ARTICLE VIII
GENERAL PROVISIONS
8.1    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile or electronic mail) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company’s books and records (or such other address as Executive may provide to the Company).
8.2    Tax Withholding. Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.
8.3    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
8.4    Clawback. Amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or any of its affiliates applicable to Executive, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement to the extent of such overpayment, provided that Executive shall not be subject to different treatment under such policies and procedures than the Company’s other current and former senior executive officers. Notwithstanding any provision of this Agreement to the contrary, the Company and each of its affiliates reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect, provided that any such policies and procedures shall be promptly provided to Executive.
8.5    Waiver. Any waiver of this Agreement must be executed by the party to be bound by such waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

8.6    Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof (including the Letter Agreement). This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company and Executive. For the avoidance of doubt, nothing in this Agreement shall be deemed to supersede the Indemnification Agreement, any agreement with the Company with respect to Executive’s service on the Board or Executive’s ownership interests with respect to the Company or its affiliates, including under the Stockholders Agreement, or any of Executive’s outstanding equity award agreements.
8.7    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
8.8    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
8.9    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company.
8.10    Effect of Termination. The provisions of Section 2.4 and Articles IV, V, VII and VIII and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.
8.11    Executive Acknowledgement. Executive acknowledges and agrees that (a) Executive was represented by counsel in connection with the negotiation of this Agreement, and (b) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.
8.12    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Florida without regard to the conflicts of law provisions thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 8.13 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Florida.

8.13    Arbitration.
(a)    Subject to Section 8.13(b), any dispute, controversy or claim between Executive and the Company or any of its affiliates arising out of or relating to this Agreement or Executive’s employment or engagement with the Company or any of its affiliates (“Disputes”) will be finally settled by confidential arbitration in the State of Florida in accordance with the then-existing Judicial Arbitration and Mediation Services, Inc. (“JAMS”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 8.13 shall be private, shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the JAMS and shall be conducted in accordance with the Federal Arbitration Act. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, except as provided under this Section 8.13, each party will pay all of its own costs and expenses, including its own legal fees and expenses, and the arbitration costs will be paid by the Company.
(b)    Notwithstanding Section 8.13(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Articles V through VII; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 8.13.
(c)    By entering into this Agreement and entering into the arbitration provisions of this Section 8.13, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(d)    Nothing in this Section 8.13 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.

Further, nothing in this Section 8.13 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.
[Signature page follows]

IN WITNESS WHEREAS, the parties have executed this Agreement as of the date first written above.
LOANDEPOT, INC.
By:     /s/ Gregory Smallwood
Name:    Gregory Smallwood
Title:    Chief Legal Officer and Corporate Secretary
Accepted and Agreed:
/s/ Anthony Hsieh
Anthony Hsieh

EXHIBIT A
RESTRICTED STOCK UNIT AWARD AGREEMENT
PURSUANT TO THE
LOANDEPOT, INC. 2021 OMNIBUS INCENTIVE PLAN
* * * * *
Participant:    Anthony Hsieh
Grant Date:    [•]
Number of Restricted Stock Units Granted:    [•]
* * * * *
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between loanDepot, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the loanDepot, Inc. 2021 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”); and
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock Units (“RSUs”) provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.    Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time, unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.    Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.
3.    Vesting.
(a)    Subject to the provisions of Sections 3(b) hereof, the RSUs subject to this Award shall become vested as follows; provided that the Participant has not incurred a Termination (as defined below) prior to the applicable vesting date:

Vesting Schedule
#VestDate_1#	#VestQty_1#
#VestDate_2#	#VestQty_2#
#VestDate_3#	#VestQty_3#
There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant's continued service with the Company or any of its Subsidiaries on each applicable vesting date.
(b)    Forfeiture.
(i)    In the event of a Covered Termination (as defined in that certain Executive Employment Agreement between the Participant and the Company dated as of [•], 2026 (the “Employment Agreement”)) during the CIC Protection Period (as defined in the Employment Agreement), subject to the Participant’s execution and non-revocation of the Release of Claims (as defined in the Employment Agreement), any unvested RSUs shall become vested as of the date of such Covered Termination.
(ii)    In the event of a Termination as a result of the Participant’s death or Disability (as defined in the Employment Agreement), any unvested RSUs shall become vested as of the date of such Termination.
(iii)    All unvested RSUs shall be immediately forfeited upon the Participant’s Termination for any reason except as set forth in Section 3(b)(i) and 3(b)(ii) above.
(iv)    As used herein, “Termination” shall mean a termination of the Participant’s services under the Employment Agreement.
4.    Delivery of Shares.
(a)    General. Subject to the provisions of Sections 4(b) and 8 hereof, within 30 days following the vesting of the RSUs, the Participant shall receive the number of shares of Common Stock that correspond to the number of RSUs that have become vested on the applicable vesting date.
(b)    Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 3(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder.
5.    Dividends; Rights as Stockholder. Cash dividends on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock (or cash payments, if applicable) underlying the RSUs are delivered to the Participant in accordance with the provisions hereof. Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each RSU granted to the Participant, provided, that such stock dividends shall be paid in shares of Common Stock at the same time that the shares of Common Stock underlying the RSUs are delivered to the Participant in accordance with the provisions hereof. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any RSU unless and until the Participant has become the holder of record of such shares.
6.    Non-Transferability. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Common Stock issuable hereunder.
7.    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
8.    Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. Any statutorily required withholding obligation with regard to the Participant or any additional tax obligation with regard to the Participant that does not result in any adverse accounting implications to the Company may, with the consent of the Committee, be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder.
9.    Entire Agreement; Amendment. This Agreement, together with the Plan and the Employment Agreement, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
10.    Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
11.    No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
12.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
13.    Compliance with Laws. The grant of RSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the RSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
14.    Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the RSUs are intended to be exempt from the application of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.
15.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) all or any part of this Agreement without the prior written consent of the Company.

16.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
17.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
18.    Electronic Signatures. The parties acknowledge and agree that this Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.
19.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated hereunder.
20.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
21.    Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
LOANDEPOT, INC.

By:
Name:
Title:

PARTICIPANT

Anthony Hsieh

EXHIBIT B
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT PURSUANT TO THE
LOANDEPOT, INC. 2021 OMNIBUS INCENTIVE PLAN

* * * * *
Participant:    Anthony Hsieh
Grant Date:    [•]
Target Number of Performance Restricted Stock Units Granted:    [•]
* * * * *
THIS PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between loanDepot, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the loanDepot, Inc. 2021 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”); and
WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Performance Restricted Stock Units (“PSUs”) provided herein to the Participant.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.    Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time, unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.    Grant of Performance Restricted Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the target number of PSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the

Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the PSUs, except as otherwise specifically provided for in the Plan or this Agreement.
3.    Vesting.
(a)    Vesting Schedule. If the average closing price of a share of Common Stock for any consecutive 30-trading day period during the date beginning on [Date] and ending on the second anniversary thereof (the “Performance Period”) equals or exceeds a price set forth in the chart below, then upon certification of such achievement by the Committee, the related portion of the PSUs set forth below (the “Earned PSUs”) shall become eligible to vest, with the vesting of such Earned PSUs occurring on December 31 of the year in which such PSUs became Earned PSUs; provided, however, that PSUs that become Earned PSUs in [Year 1] shall vest on December 31, [Year 2] (each such date of vesting, a “Vesting Date”); provided further, however, that the Participant has continuously provided services under the Employment Agreement (as defined below) though the relevant Vesting Date (which, for the avoidance of doubt, shall exclude services solely as a member of the Board), except as set forth in this Agreement.

LDI Stock Price	Target PSUs That Become Earned PSUs
<$[•]	0
$[•]	[•]
$[•]	[•]
$[•]	[•]
(b)    Subject to the provisions of Section 3(c) hereof, and if applicable, subject to Section 9 hereof, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date, subject to the Participant’s continued service under the Employment Agreement on each applicable vesting date.
(c)    Forfeiture.
(i)    In the event of a Covered Termination (as defined in that certain Executive Employment Agreement between the Participant and the Company dated as of [•], 2026 (the “Employment Agreement”)) outside of a CIC Protection Period (as defined in the Employment Agreement), subject to the Participant’s execution and non-revocation of the Release of Claims (as defined in the Employment Agreement), any PSUs that become Earned PSUs prior to the date that is 30 days following such Covered Termination shall vest as of the later of the date of such Termination and the date the PSUs become Earned PSUs, and (ii) any PSUs that have not become Earned PSUs by the date that is 30 days following such Covered Termination shall be immediately forfeited.

(ii)    In the event of a Covered Termination during the CIC Protection Period, subject to the Participant’s execution and non-revocation of the Release of Claims, any outstanding PSUs shall vest as of the date of such Covered Termination.
(iii)    Notwithstanding Section 4.1(c)(ii) of the Employment Agreement, which shall be expressly superseded by this Section 3(c)(iii), in the event of a Termination (as defined below) as a result of the Participant’s death or Disability (as defined in the Employment Agreement), the PSUs will remain outstanding until the end of the Performance Period and eligible to become Earned PSUs. Any PSUs that become Earned PSUs prior to the end of the Performance Period shall vest as of the date the PSUs become Earned PSUs.
(iv)    All unvested PSUs shall be immediately forfeited upon the Participant’s Termination for any reason except as set forth in Section 3(c)(i), 3(c)(ii) and 3(c)(iii) above.
(v)    As used herein, “Termination” shall mean a termination of the Participant’s services under the Employment Agreement.
4.    Delivery of Shares.
(a)    General. Subject to the provisions of Sections 4(b) and 8 hereof, within thirty (30) days following the vesting of the PSUs, the Participant shall receive the number of shares of Common Stock that correspond to the number of PSUs that have become vested on the applicable vesting date.
(b)    Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 3(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder.
5.    Dividends; Rights as Stockholder. Cash dividends on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each PSU granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock (or cash payments, if applicable) underlying the PSUs are delivered to the Participant in accordance with the provisions hereof. Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each PSU granted to the Participant, provided, that such stock dividends shall be paid in shares of Common Stock at the same time that the shares of Common Stock underlying the PSUs are delivered to the Participant in accordance with the provisions hereof. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any PSU unless and until the Participant has become the holder of record of such shares.
6.    Non-Transferability. No portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the PSUs as provided herein, unless and until payment is made in respect of vested PSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Common Stock issuable hereunder.
7.    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
8.    Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the PSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. Any statutorily required withholding obligation with regard to the Participant or any additional tax obligation with regard to the Participant that does not result in any adverse accounting implications to the Company may, with the consent of the Committee, be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder.
9.    Entire Agreement; Amendment. This Agreement, together with the Plan and the Employment Agreement, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
10.    Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
11.    No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the

Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
12.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the PSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
13.    Compliance with Laws. The grant of PSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the PSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
14.    Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs are intended to be exempt from the application of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.
15.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) all or any part of this Agreement without the prior written consent of the Company.
16.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
17.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
18.    Electronic Signatures. The parties acknowledge and agree that this Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.
19.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated hereunder.
20.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
21.    Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of PSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the PSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
LOANDEPOT, INC.

By:
Name:
Title:

PARTICIPANT

Anthony Hsieh

EXHIBIT C
2027 PSU METHODOLOGY
The stock price hurdles for the 2027 PSU Award shall be as set forth below based on the closing price of the Company’s common stock on the trading day immediately prior to the date of grant of the 2027 PSU Award. The applicable prices and hurdle amounts shall be adjusted by the Compensation Committee in good faith and consistent with the Plan in the event of any stock split, reverse stock split or other change in capitalization after the date this Agreement is signed and prior to the date of grant as needed to preserve the intended economics.

Trading Price Immediately Preceding the Date of Grant	Hurdle 1	Hurdle 2	Hurdle 3
Less than or equal to $[***]	[***]	[***]	[***]
Greater than $[***], less than or equal to $[***]	[***]	[***]	[***]
Greater than $[***], less than or equal to $[***]	[***]	[***]	[***]
Greater than $[***], less than or equal to $[***]	[***]	[***]	[***]
Greater than $[***], less than or equal to $[***]	[***]	[***]	[***]
Greater than $[***]	Increasing consistent with the pattern set forth above.
C-1

EXHIBIT D
RELEASE AGREEMENT
1.    Executive’s Release. Anthony Hsieh (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue LOANDEPOT, INC. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other service relationship with the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, whether, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of Executive’s signature on this Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, the Florida Civil Rights Act (FCRA), Florida Whistleblower Protection Act (FWA), Florida Workers' Compensation Law's Retaliation provision, Florida Wage Discrimination Law, Florida Minimum Wage Act, Florida Equal Pay Law, Florida Omnibus AIDS Act, the Florida Domestic Violence Leave Act, Florida Discrimination on the Basis of Sickle Cell Trait Law, Florida OSHA, the Florida Constitution, the Florida Fair Housing Act (FHA), or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 4.1 of the Employment Agreement dated as of [_______], 2026, by and between the Company and Executive (the “Employment Agreement”); (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter, applicable law or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company), including the Indemnification Agreement, with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer, partner or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the terms of any group health plan providing for coverage for Executive as an eligible participant pursuant to the terms of such plan; (6) any rights to payment of benefits that Executive may have under a retirement plan, supplemental retirement plan, or deferred compensation plan sponsored or maintained by the Company; (7) any rights as a director of the Company or any rights as a stockholder of the Company; or (8) claims that first arise after the date Executive first executes this Agreement. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
2.    [Company Representation. The Company, on its own behalf and on behalf of the Company’s divisions, subsidiaries, parents, and affiliated corporations, past and present, and each of them, and their respective stockholders or other equity holders, hereby represents that, as of the date of this Agreement, the Company is not aware of any claims, demands or causes of action against Executive or any of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, or any of them, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, whether, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Executive committed or omitted prior to the date of the Company’s signature on this Agreement set forth below.]1
3.    Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
1 To be included or modified by the Company in good faith at the time of separation, based on facts and circumstances as of such time.

Executive acknowledges that Executive later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
4.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:
(a)    In return for this Agreement, Executive will receive consideration beyond that which he was already entitled to receive before executing this Agreement;
(b)    Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)    Executive was given a copy of this Agreement on [_________, 202__], and informed that he had [21] days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such [21]-day period he will have done so voluntarily and with full knowledge that Executive is waiving his right to have [21] days to consider this Agreement; and that such [21]-day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such [21]-day period after Executive received it;
(d)    Executive was informed that he had seven days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention [_____________]), [Address], so that it is received within the seven-day period following execution of this Agreement by Executive.
(e)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5.    No Transferred Claims. Executive represents and warrants to the Company that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any matter released in Section 1 above or any part or portion thereof. Company represents and warrants to Executive that neither it, nor any of its divisions, subsidiaries, parents, and affiliated corporations, past and present, or any of them, has assigned or transferred to any person not a party to this Agreement any matter released in Section 2 above or any part or portion thereof.
6.    Miscellaneous. The following provisions shall apply for purposes of this Agreement:
(a)    Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
(b)    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
(c)    Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Florida, notwithstanding any Florida or other conflict of law provision to the contrary.
(d)    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
(e)    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(f)    Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
(g)    Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employment Agreement.

(h)    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
[Remainder of page intentionally left blank]

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.
EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.
“EXECUTIVE”

Anthony Hsieh

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.
“COMPANY”
LOANDEPOT, INC.
By:
    Name:
    Title: